EXHIBIT 10.1

Ixia
2005 Employee Bonus Plan
(United States)

The 2005 Employee Bonus Plan (“2005 Bonus Plan”) is designed to motivate employees of Ixia (“Ixia” or the “Company”) and any U.S. subsidiaries and to reward them for their continuing contributions to the Company’s business if Ixia achieves certain financial results in 2005. The Company believes that the achievement of these results is essential for the Company’s success and for the continued growth in shareholder value.

2005 Bonus Plan:

Each Eligible Employee (as defined below) who earns a bonus by virtue of his or her continuing employment with Ixia will be eligible to receive a quarterly bonus (“Quarterly Bonus”) based on the Company’s financial performance as measured by the degree of the Company’s attainment of a pre-set, Board of Directors’ approved, operating income after consideration of the bonus goal for each calendar quarter during 2005. The impact of acquisitions during the year will be excluded for bonus calculation purposes.

The quarterly bonuses attributable to an Eligible Employee under the 2005 Bonus Plan for purposes of the bonus pool in which the Eligible Employee participates will be calculated as a percentage of such employee’s actual paid year to date earnings, excluding certain compensation and payments (e.g., reimbursement for moving expenses, bonus payments received for prior period, stock option compensation, disability benefits, sign-on bonuses, vacation cash-outs, on call pay, and similar payments).

Eligible Employees:

All full-time and part-time employees of Ixia and any subsidiaries, other than Excluded Employees (as defined below), are Eligible Employees for purposes of the 2005 Bonus Plan. The following employees of the Company and any U.S. subsidiaries are Excluded Employees for purposes of the 2005 Bonus Plan:

1.	Commissioned employees;

2.	Employees who are expressly covered by any other Ixia 2005 bonus plan (e.g., employees of the Company’s Romanian and Indian subsidiaries); and

3.	Casual, co-op or temporary employees

In order to earn and be eligible to receive a Quarterly Bonus, a person must be employed by Ixia or one of its subsidiaries as an Eligible Employee (i) during the calendar quarter for which the bonus is payable; and (ii) on the date on which such bonuses are paid, unless such requirement(s) is waived in writing by the Chief Executive Officer of the Company (the “CEO”), in his sole discretion. An employee’s eligibility under the 2005 Bonus Plan shall be determined on a quarter-by-quarter basis. An employee who is on an approved leave of absence from the Company during a calendar quarter will, for purposes of determining eligibility under the 2005 Bonus Plan, may be treated as being employed by the Company during such leave of absence if so determined by the CEO, in his sole discretion.

Quarterly Bonuses:

While the bonuses will be paid quarterly, they will be calculated on a year to date basis in order to balance uneven results from quarter to quarter. The financial measure for calculating the

Quarterly Bonuses will be the Company’s year to date GAAP operating income calculated on a consolidated basis (“Target”). The amount of bonus allocated as a Quarterly Bonus to the bonus pool in which an Eligible Employee participates will be calculated by multiplying (i) the Eligible Employee’s actual year to date earnings by (ii) the Bonus Percentage determined under the “Bonus Participation Levels” formula described below (examples of Bonus Percentages are listed below in Table 1) and by (iii) the applicable Cumulative Weighting Factor for such quarter as listed in Table 2, less any Quarterly Bonuses paid for previous quarters during the year.

Stated mathematically, the amount of a Quarterly Bonus equals (AxBxC)-D, where A = an Eligible Employee’s actual earnings paid year to date; B = the applicable Bonus Percentage (examples of which are listed in Table 1 below) based on actual financial results; C = the Cumulative Weighting Factor listed in Table 2 below; and D = Bonuses paid previously during the year.

All bonuses so calculated for each quarter will be pooled by functional department (e.g., Application Development, Customer Support, Finance, etc.), provided that executive officers (other than the CEO who shall not be part of any pool) and non-executive Vice Presidents shall be in a separate bonus pool (the “Officer Pool”). The Vice Presidents of each department will then allocate these bonus pools to individual employees based on their assessment of an employee’s performance for the quarter; provided, however, that Quarterly Bonuses for any Vice President who is an executive officer of the Company may only be allocated in an amount that differs from the amount determined in accordance with the mathematical calculation described in the preceding two paragraphs (each, a “Formula Amount”) if such allocation is approved by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”). The bonuses for Vice Presidents who are not executive officers will be allocated from the Officer Pool by the CEO.

Review of Bonus Amounts:

Before payment of the quarterly bonuses, Human Resources and Finance will review the bonus allocations for all employees, except for those payable to the CEO and Vice Presidents, for reasonableness. The CEO will then give final approval for all bonuses except for his own and except for those payable to an executive officer of the Company in the event that the CEO recommends to the Compensation Committee that the bonus for such executive officer be in an amount other than a Formula Amount. The Compensation Committee will approve the CEO’s bonus payment on a quarterly basis and, in the event that the CEO recommends bonus payments for executive officers that differ from the applicable Formula Amounts, will also approve such bonus payments on a quarterly basis.

Bonus Participation Levels:

For each calendar quarter, the bonus rate is determined by reference to the formula set forth in this paragraph. The baseline bonus rate where 100% of Target is met is set forth in Table 1 below. No bonus is payable below 75% of Target. The baseline bonus rates (for 100% of Target) and illustrative bonus rates (for varying levels of Target achievement) are shown in the following matrix. Between 90% to 120% of the Target, the bonus rate increases or decreases from the baseline bonus rate by the ratio of actual GAAP operating income divided by Budgeted GAAP Operating Income. The bonus rate is adjusted downward by a factor of 2x for performance below 90% of Target. Above 120% of the target, the bonus increases by a factor of 1.5x for that portion above 120%. For results between the listed values or above 130% of Target, the Bonus Percentage should be interpolated or extrapolated ratably.

By way of example only, if the Company were to achieve 82% of Target, the bonus rate for the CEO would be:

a.	85% (i.e., the baseline bonus rate at 100% of Target) multiplied by 82% (i.e., ratio of achieved operating income to Target) = 69.7%, less

b.	85% multiplied by (90% — 82%) (i.e., to double the downward adjustment for performance under 90%) = 6.8%

c.	Bonus rate = 69.7% — 6.8% = 62.9%

Table 1 — Bonus Participation Table

	% of Base Salary Paid as Bonus
Budgeted
GAAP
Operating		Executive	Non-Exec	Sr.
Income	CEO	Officers	VPs	Directors	Directors	Managers	Staff
< 75%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
75%	51.0%	25.5%	20.4%	15.3%	10.2%	7.7%	5.1%
80%	59.5%	29.8%	23.8%	17.9%	11.9%	8.9%	6.0%
90%	76.5%	38.3%	30.6%	23.0%	15.3%	11.5%	7.7%

100%	85.0%	42.5%	34.0%	25.5%	17.0%	12.8%	8.5%

110%	93.5%	46.8%	37.4%	28.1%	18.7%	14.0%	9.4%
120%	102.0%	51.0%	40.8%	30.6%	20.4%	15.3%	10.2%
130%	114.8%	57.4%	45.9%	34.4%	23.0%	17.2%	11.5%
...

For performance above Target on an annual basis, the Board shall have the discretion to increase the yearend bonus payout for employees of the Company, and the Compensation Committee will have the discretion to increase the year-end bonus payout for the CEO and other executive officers of the Company.

Weighting Factor:

To recognize the fact that Operating Income is not earned evenly over the year, the Cumulative Weighting Factor as determined in accordance with Table 2 will be applied when calculating bonuses payable for a given quarter.

Table 2 – Weighting Factor

Cumulative
Weighting
QTR	Factor
Q1	92.7%
Q2	96.2%
Q3	97.3%
Q4	100.0%

Discretionary Bonuses:

Discretionary bonuses may also be paid under the 2005 Bonus Plan but only if, in Management’s view, the Company is able to pay a discretionary bonus without materially adversely affecting the Company’s financial results and special circumstances exist. Consideration for such bonuses may be given for special circumstances or achievements by a division, group or individual, or the Company. The Chief Executive Officer of the Company has the authority to award discretionary bonuses to Eligible Employees other than executive officers, and the Compensation Committee has the authority to award discretionary bonuses to Eligible Employees who are executive officers, including the CEO.

*     *     *     *

4